EXECUTION VERSION





                        PURCHASE AND SETTLMENT AGREEMENT
                                  BY AND AMONG
                        CHINA DIRECT TRADING CORPORATION,
                           WILLIAM DATO, HOWARD ULLMAN
                                       AND
                          COMPLETE POWER SOLUTIONS LLC





                             AS OF DECEMBER 31, 2006


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         PURCHASE AND SETTLEMENT  AGREEMENT  dated as of December 31, 2006 (this
"Agreement"),   by  and  among  CHINA  DIRECT  TRADING  CORPORATION,  a  Florida corporation ("China Direct"), WILLIAM DATO, an individual ("Dato"), HOWARD ULLMAN, an individual ("Ullman"), and COMPLETE POWER SOLUTIONS, LLC, a Florida limited liability company (the "Company").

                                    RECITALS

A. The Company is engaged in the business of importing, marketing, selling and installing generators and related products and providing related services.

B. On January 27, 2006, China Direct and Dato entered into a Purchase Agreement (the "2006 Agreement") which provides, among other matters, that China Direct owns 51% of the Company's member interests (the "CD Interests") and Dato owns 49% of the Company's member interests (the "Dato Interests").

C. As a result of the 2006 Agreement, Dato became the owner of record of 600,000 shares of preferred stock of China Direct

D. China Direct, the Company and Dato have agreed that it is in the best interest of all parties for China Direct to divest itself of its interest in the Company.

E. The Company wishes to purchase from China Direct, and China Direct wishes to sell to the Company, the CD Interests, on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

         "Ancillary Documents" as to any Person means all agreements, instruments, releases, certificates and other documents contemplated by this Agreement to be entered into or executed by such Person; and where a reference to a Person is made in conjunction with a reference to the term shall refer only to such documents which such Person has entered into or executed. Without limiting the generality of the foregoing, Ancillary Documents includes the 2006 Promissory Note and 2007 Promissory Note.

         "Closing" has the meaning specified in Section 2.02 hereof.

         "Closing Date" has the meaning specified in Section 2.02 hereof.

         "Damage Claim Notice" has the meaning specified in Section 5.04(a) hereof.

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         "Damages" has the meaning specified in Section 5.02 hereof.

         "Employment Agreement" means that certain employment agreement dated as of January 27, 2006 by and among Dato, China Direct and the Company.

         "Encumbrance" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, conditional sale agreement, financing statement or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest in respect of such asset and also includes any voting agreement, trust, proxy or other agreement with respect to the voting of any voting security.

         "Effective Date" means 11:59 pm on December 31, 2006 with respect to the date and time as of which the closing of the transactions contemplated by this Agreement shall be deemed effective for all purposes.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Governmental Authority" means any federal, state or local government, other political subdivision or agency thereof exercising legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

         "Indemnitee" has the meaning specified in Section 5.04(a) hereof.

         "Indemnitor" has the meaning specified in Section 5.04(a) hereof.

         "Laws" means any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its Property is subject or bound.

         "Liabilities" means all debts, claims, agreements, liabilities and obligations, including, without limitation, all salaries, severance payments, accounts payable, media obligations, obligations incurred under license agreements, client contracts, supply contracts, leases and employment agreements, litigation claims or demands and any other obligations whether or not incurred in the ordinary course of business.

         "Operating Agreement" means the limited liability company operating agreement dated as of January 27, 2006 by and among Dato, China Direct and the Company.

         "Person" means a natural person, corporation, partnership or other business entity, or any Governmental Entity.

         "Preferred Stock" means the shares of senior voting convertible preferred stock of China Direct owned by Dato and acquired by Dato under the 2006 Agreement.

         "2006 Promissory Note" means the promissory note in the original amount of $250,000 executed by Dato on June 27, 2006 and payable to China Direct, bearing interest at 7% per annum and maturing on June 30, 2007, as set forth therein, subject to extension, offset by (i) $41,600 owed by an affiliate of

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China  Direct to the  Company for funds  advanced  by the  Company for  portable generators which were never delivered and (ii) $15,000 as an agreed amount paid to compensate the Company for refunds required to be made to clients of the Company for cancelled sales made by Ullman, which amounts have been applied first to accrued and unpaid interest due September 30, 2006 and December 31, 2006 and then applied to quarterly interest payable on the principal of the 2006 Note to maturity (June 30, 2007), and then to reduce the principal amount of the Note to $210,900.

         "2007 Promissory Note" means the promissory note of the Company which constitutes a portion of the consideration for the CD Interests, in the original principal amount of $225,560, subject to (x) increase by up to $7,500, the amount claimed as the cost of replacement of a garden by a customer in the event that such customer abandons or settles the claim for less than $7,500 and (y) offset for the payment of indemnification claims as provided in Section 4.05, and payable to China Direct, in the form attached hereto as Exhibit A.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Voting Agreement" means that certain Voting Agreement dated as of January 27, 2006 by and among China Direct, Dato, and Ullman.

                                   ARTICLE 2
                                PURCHASE AND SALE

2.01 Purchase and Sale. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties contained herein, at the Closing, China Direct will sell, convey, assign, transfer and deliver to the Company, and the Company will acquire from China Direct, the CD Interests free and clear of any Encumbrances as of the Effective Time.

2.02 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on January 16, 2007 or on such date as may be acceptable to each of the parties hereto (the "Closing Date") at the offices of Tew Cardenas LLP, 1441 Brickell Avenue, 15th Floor, Miami, Florida 33131 or such other place as may be acceptable to each of the parties hereto.

2.03 Consideration. In consideration of the mutual promises and consideration made and delivered by the parties, at the Closing (x) China Direct shall assign, transfer and deliver the CD Interests to the Company pursuant to Section 2.01 hereof, and (y) Dato and/or the Company shall deliver to China Direct: (i) one or more certificates evidencing an aggregate of Six Hundred Thousand (600,000) shares of Preferred Stock and (ii) the 2007 Promissory Note.

                                   ARTICLE 3
         REPRESENTATIONS AND WARRANTIES OF DATO; CHINA DIRECT AND ULLMAN

3.01 Dato and the Company Representations. Dato and the Company jointly and severally represent and warrant to Ullman and China Direct that as of the date hereof and as of the Closing Date, (i) Dato is the sole and lawful record and

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beneficial  owner of the Preferred  Stock,  (ii) except as  contemplated by this
Agreement, Dato has not offered, sold, transferred, granted any right to purchase, or otherwise disposed of, or pledged, granted a security interest in or lien on, or otherwise encumbered, any of the Preferred Stock, and the Preferred Stock are free and clear of all Encumbrances of every kind whatsoever,
(iii) except as contemplated by this Agreement, the transfer of the Preferred Stock to China Direct pursuant to this Agreement will transfer to China Direct legal and valid record and beneficial ownership thereof, free and clear of all Encumbrances, (iv) no notices, reports or other filings are required to be made by the Company or Dato with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or Dato from, any Governmental Authority in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company or Dato of the transactions contemplated by this Agreement, other than the filing by Dato of
(a) a Form 4 and (b) an amendment to his Schedule 13D to disclose his sale of the Preferred Stock and related reduction in beneficial ownership of the Common Stock, which Form 4 and amendment must be filed two (2) business days and promptly, respectively, after the consummation of such transactions and (v) there are no civil, criminal or administrative actions, suits, claims, hearings, investigations, arbitrations, or proceedings pending or threatened against the Company or Dato preventing, or which, if determined adversely to the Company or Dato would prevent the Company or Dato from consummating the transactions contemplated by this Agreement.

3.02 Ullman and China Direct Representations. Ullman and China Direct jointly and severally represent and warrant to Dato and the Company that as of the date hereof and as of the Closing Date (i) China Direct is the sole and lawful record and beneficial owner of the CD Interests, (ii) China Direct has not offered, sold, transferred, granted any right to purchase, or otherwise disposed of, or pledged, granted a security interest in or lien on, or otherwise encumbered, any of the CD Interests, and the CD Interests are free and clear of all Encumbrances of every kind whatsoever, (iii) except as contemplated by this Agreement, the transfer of the CD Interests to the Company pursuant to this Agreement will transfer to the Company legal and valid record and beneficial ownership thereof, free and clear of all Encumbrances, (iv) no notices, reports or other filings are required to be made by Ullman or China Direct with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Ullman or China Direct from, any Governmental Authority in connection with the execution and delivery of this Agreement by Ullman and China Direct and the consummation by Ullman and China Direct of the transactions contemplated by this Agreement, other than the filing by China Direct of (a) a Current Report on Form 8-K to report the consummation of the transactions contemplated by this Agreement with the SEC which Report shall be filed within four (4) business days after the consummation of such transactions and (v) there are no civil, criminal or administrative actions, suits, claims, hearings, investigations, arbitrations, or proceedings pending or threatened against the China Direct or Ullman preventing, or which, if determined adversely to China Direct or Ullman would prevent China Direct or Ullman from consummating the transactions contemplated by this Agreement.

3.03 Additional Company Representations. Dato and the Company jointly and severally represent and warrant to Ullman and China Direct that as of the date hereof and as of the Closing Date,

(a) The Company is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Florida. The Company is

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not  required to be licensed or  qualified  to do business as a foreign  limited liability company in any jurisdiction except where the failure to so qualify would not have a material adverse effect on the Company. The Company has all requisite limited liability company power and authority to own, operate, lease and encumber its properties and to carry on its business as now being conducted, and to execute and deliver this Agreement and perform its obligations hereunder.

(b) This Agreement constitutes the legal, valid and binding obligation of Dato and the Company, enforceable against each of them in accordance with its terms.

(c) The execution and delivery of this Agreement by Dato and the Company, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been (or upon execution will be) duly authorized by all requisite action on the part of such party and do not violate or conflict with any applicable law, agreement, instrument or arrangement to which such party is bound or affected.

(d) No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any party for which the other party will be responsible.

3.04 Additional China Direct Representations. Ullman and China Direct jointly and severally represent and warrant to Dato and the Company that as of the date hereof and as of the Closing Date:

(a) China Direct is duly incorporated, validly existing and in good standing under the laws of the State of Florida. China Direct is not required to be licensed or qualified to do business as a foreign corporation in any jurisdiction except where the failure to so qualify would not have a material adverse effect on China Direct. China Direct has all requisite corporate power and authority to own, operate, lease and encumber its properties and to carry on its business as now being conducted, and to execute and deliver this Agreement and perform its obligations hereunder.
(b) This Agreement constitutes the legal, valid and binding obligation of Ullman and China Direct, enforceable against each of them in accordance with its terms.

(c) The execution and delivery of this Agreement by Ullman and China Direct, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been (or upon execution will be) duly authorized by all requisite action on the part of such party and do not violate or conflict with any applicable law, agreement, instrument or arrangement to which such party is bound or affected.

(d) No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any party for which the other party will be responsible.

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                                   ARTICLE 4
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

4.01 Survival of Representations and Warranties of the Parties. All representations and warranties made by any party hereto contained in this Agreement or in any Ancillary Document, and the indemnification obligations of each party hereto, shall survive the Closing Date until the second anniversary of the Closing Date. Notwithstanding the foregoing, if a party has made a claim for indemnification in accordance with the procedures set forth in this Article 5 on or prior to the expiration of the applicable survival period referred to in the previous sentence, then the indemnity obligations relating to such claim shall survive until the final resolution of such claim, as further provided in this Article 5.

4.02 Indemnification by Dato and the Company. Each of Dato and the Company agrees to indemnify and hold China Direct and its affiliates, subsidiaries, parent companies, directors, officers, agents and employees harmless (subject to the terms of this Article 5) from and against any and all damages, losses, Liabilities, deficiencies, costs and/or expenses (including all reasonable legal fees, expenses and other out-of-pocket costs) (collectively, "Damages") resulting from, arising out of or in connection with any failure by Dato or the Company to comply with applicable laws, including, without limitation, any federal or state securities law, and any misrepresentation or breach of any warranty, representation or covenant made by Dato or the Company in this Agreement, the 2006 Agreement or any Ancillary Document, including, without limitation, any Damages incurred in connection with any action, suit, proceeding, demand or judgment of a third party (including Governmental Authority).

4.03 Indemnification by China Direct. China Direct hereby agrees to indemnify and hold Dato and the Company and their respective affiliates, subsidiaries, parent companies, directors, officers, agents and employees harmless (subject to the terms of this Article 5) from and against any and all Damages resulting from, arising out of or in connection with Dato's duties as a director or officer of China Direct or its subsidiaries, any failure by China Direct to comply with applicable laws, including, without limitation, any federal or state securities law, and any misrepresentation or breach of any warranty, representation or covenant made by China Direct in this Agreement, the 2006 Agreement or any Ancillary Document, including, without limitation, any Damages incurred in connection with any action, suit, proceeding, demand or judgment of a third party (including Governmental Authority).

4.04     Procedure.

(a) Upon receipt by one party of notice of any claim by a third party which might give rise to indemnification hereunder, or upon such party's discovery of facts which might give rise to indemnification hereunder, the party claiming indemnification hereunder (the "Indemnitee") shall give prompt written notice to the other (the "Indemnitor"), which notice shall describe in reasonable detail the Damages anticipated to be suffered (if ascertainable) and the specific circumstances thereof, and specifying the provisions of this Agreement to which such claim for Damages relates (the "Damage Claim Notice"). The Indemnitee may

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amend the Damage Claim Notice, without prejudice to its rights hereunder,  if it becomes aware of facts indicating that the Damages anticipated to be suffered have increased or decreased from those estimated in the previous Damage Claim Notice. A failure to provide or amend the Damage Claim Notice shall not relieve the Indemnitor from any obligations or Liabilities that the Indemnitor may have to the Indemnitee hereunder, except to the extent that the Indemnitor has been adversely prejudiced as a result of such failure. The Indemnitor shall be entitled to participate in the defense of any such claim or action which is a third party claim or action at the Indemnitor's own cost and, upon the prior written consent of the Indemnitee (which consent shall not be unreasonably
withheld  or  delayed),   to  assume  the  defense  thereof,   with  counsel  of
Indemnitor's own choosing, the cost of which shall be paid for by the Indemnitor. Upon notice from Indemnitor to Indemnitee of Indemnitor's election to assume the defense, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof. The Indemnitee may not compromise or settle any claim for which it has asserted or may assert its right to indemnification without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The Indemnitor may not compromise or settle any claim for which Indemnitor has elected to assume the defense without Indemnitee's prior written consent, unless (i) Indemnitor has acknowledged its obligation to pay all Damages relating to such claim and has provided to Indemnitee evidence reasonably satisfactory to Indemnitee that Indemnitor has the financial wherewithal to pay such Damages, (ii) such settlement will not contain any terms that would interfere in the normal operations of the Indemnitee, and (iii) such settlement contains a unconditional release of all claims against the Indemnitee.

(b) Upon receipt by Indemnitor of a Damage Claim Notice which does not relate to a third party claim, the Indemnitor and Indemnitee shall make all reasonable efforts to promptly resolve such claim on an amicable basis within the thirty
(30) day period following such receipt.

4.05     Payment of Indemnification Obligations.

(a) Damages shall be due and owing when finally judicially determined to be covered by the indemnities set forth in Article 5 hereof or otherwise as mutually agreed among the parties hereto; provided, however, that an Indemnitee shall be entitled to the advancement of the costs of defense of a claim for Damages; provided, however, if such claim shall be determined final judicial determination or settlement adverse to Indemnitee, Indemnitee shall be required to reimburse Indemnitor for monies advanced for the defense of such claim. The Indemnitor shall, within two (2) business days following receipt of written demand by the Indemnitee, pay the Indemnitee or at the Indemnitee's direction in immediately available funds any and all Damages then due and owing.

(b) Dato and the Company may elect, but shall not be obligated, to apply the amount of any Damages due and owed by China Direct as Indemnitor to offset and reduce any payments due to it under the 2006 Promissory Note and/or the 2007 Promissory Note. Any such Damages not so offset shall be and remain payable pursuant to Section 4.05(a) above.

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                                   ARTICLE 5
                                   THE CLOSING

5.01 Conditions to Each Party's Obligations to Close. The respective obligation of each party to close the transactions described in Article 2 hereof shall be subject to the satisfaction prior to Closing of the following conditions:

(a) No temporary restraining order, injunction or other order preventing the transactions contemplated by this Agreement shall have been issued by any court or other governmental entity and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking relief against China Direct, the Company or Dato if the sale is consummated, shall be pending. In the event any such order or injunction shall have been issued, each party agrees to use commercially reasonable efforts to have any such injunction lifted.

(b) All authorizations, consents, orders or approvals of (including board approvals), or declarations or filings with, or expiration of waiting periods imposed by, any private party or Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained, unless failure to make such filing or obtain such approval would not be materially adverse to China Direct, the Company or Dato.

5.02 Conditions to Obligations of China Direct. The obligations of China Direct to complete the transactions contemplated hereunder are subject to the satisfaction of the following conditions, unless waived by China Direct in writing:

(a) Performance of Obligations of Dato and the Company. Dato and the Company shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement and under the 2006 Note; provided, however, Dato and the Company shall be deemed to have complied in full with their requirements with respect to the 2006 Note if all payments of interest due and owing on the Closing Date shall have been made to China Direct by offset of amounts owed by China Direct and Ullman to the Company; and, provided, further, that the Company shall not be deemed in default as the result of delay or delinquency of payment of payments of interest on the 2006 Note offset by amounts owed by China Direct or Ullman to the Company as set forth herein. In addition, it shall also be a condition to Closing and a performance obligation of Dato and the Company to deliver to China Direct on or before the Closing Date: (i) a statement of the Company's backlog and inventory as of a reasonably recent date; and (ii) a statement of the Company's cash position as of January 12, 2007.

(b) Closing Payment. At the Closing, Dato and/or the Company shall have delivered to China Direct the 2007 Promissory Note and certificates representing the CD Interests.

5.03 Conditions to Obligations of Dato and the Company. The obligations of Dato and the Company to complete the transactions contemplated hereunder are subject to the satisfaction of the following conditions, unless waived by Dato in writing:

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(a)  Performance  of  Obligations  of China  Direct.  China  Direct  shall  have performed in all material respects all obligations and covenants required to be performed by it under this Agreement on or prior to the Closing Date.

5.04     Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by agreement of China Direct, the Company and Dato;

(ii) by China Direct (provided China Direct is not otherwise in breach), if the Closing has not occurred on or before January 31, 2007 by reason of the failure to fulfill any closing condition set forth under Sections 6.01 and 6.02 (unless waived by China Direct) or if there has been a breach by Dato of any covenant or agreement set forth in this Agreement on the part of Dato which is material (and which was not caused in whole or part by China Direct) and which is not cured within a reasonable period of time after notice thereof is given by China Direct (except that no cure period shall be provided for a breach by Dato which by its nature cannot be cured) or if any representation or warranty made by Dato in this Agreement is materially inaccurate or untrue as of the date hereof;

(iii) by Dato (provided Dato is not otherwise in breach), if the Closing has not occurred on or before January 31, 2007 by reason of the failure to fulfill any closing condition set forth under Sections 6.01 and 6.03 (unless waived by Dato) or if there has been a breach by China Direct of any covenant or agreement set forth in this Agreement on the part of China Direct which is material (and which was not caused in whole or part by Dato) and which is not cured within a reasonable period of time after notice thereof is given by Dato (except that no cure period shall be provided for a breach by China Direct which by its nature cannot be cured) or if any representation or warranty made by China Direct in this Agreement is materially inaccurate or untrue as of the date hereof; and

(iv) by any of China Direct, the Company or Dato if any permanent injunction or other order of a court or other competent authority preventing the transactions hereunder shall have become final and nonappealable.

(b) In the event of termination of this Agreement as provided in this Section 6.04, this Agreement shall forthwith become void, except that termination of this Agreement shall not limit the liability of any party hereto except as provided in this Agreement.

5.05 Mutual Efforts to Close. Subject to the terms and conditions of this Agreement, Ullman and China Direct, on the one hand, and Dato and the Company on the other hand, shall use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement on or before January 31, 2007.

5.06 Access to Information. From the date hereof until the Closing, (a) Dato shall provide China Direct, and Ullman and China Direct shall provide Dato, and their respective counsel, financial advisors, auditors and other authorized

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representatives  full access to such information as China Direct or Dato, as the case may be, may from time to time reasonably request with respect to the Company or China Direct, and the transactions contemplated by this Agreement, and shall provide China Direct and Dato, and their respective representatives reasonable access during regular business hours and upon reasonable notice to the properties, books, and records of the Company and China Direct as the case may be.

                                   ARTICLE 6
                              ADDITIONAL AGREEMENTS

6.01 Operating Agreement of the Company. All parties hereto agree and acknowledge that effective as of the date hereof China Direct shall no longer be a member of the Company and is not bound or benefited by the terms and conditions of the Operating Agreement.

6.02 Voting Agreement. All parties hereto agree and acknowledge that as of the date hereof the Voting Agreement is terminated and of no further force or effect.

6.03 Employment Agreement. All parties hereto agree and acknowledge that as of the date hereof the Employment Agreement is automatically amended without further action of the parties to reflect the removal of China Direct as a party thereto and as such, effective as of the date hereof, China Direct is not bound by the terms and conditions of the Employment Agreement and is released from any liability thereunder.

6.04 Post Closing Covenants. The Company and Dato agree to cooperate with China Direct and take such actions as may be reasonably required by China Direct, Rodriguez, Kinzbrunner, Coniglio & Watson, internal accountants of the Company ("RKCW"), or Daszkal Bolton LLP, independent public accountants ("Daszkal"), to deliver to China Direct a final audit for each of the fiscal years ended December 31, 2004, 2005 and 2006, including the corresponding audited financial statements and accompanying certified public accountant's opinions. Dato and the Company further agree that they will use their commercially reasonable efforts to fully and promptly cooperate with RKCW and Daszkal in connection with the audits (collectively, the "Audits") of the Company's financial statements for the years ended December 31, 2004, 2005 and 2006 (collectively, the "Financial Statements"). The Company, Dato, Ullman and China Direct each agree to take such further actions, including the execution and delivery of such other agreements, instruments and other documents, as may be necessary to give effect to the intent and purposes of this Agreement. Notwithstanding the foregoing, it shall not be a breach of the covenant made by the Company and Dato in this Section
6.04 to condition the release by Daszkal of its audit report on the Financial Statements, or any of them, on the receipt by the Company of a cash payment from China Direct equal to fifty percent (50%) of the fees and disbursements (due and payable) to Daszkal in connection with the audit work performed by Daszkal for purposes of the Audits; such cash payment by China Direct to the Company shall be reduced by $7,500 to reflect a cash advance previously provided by China Direct to the Company in connection with the Audits.

6.05 Release. Each party to this Agreement (the "Releasors") hereby unconditionally and irrevocably remises, releases, acquits, satisfies and forever discharges each other party to this Agreement and their respective affiliates, subsidiaries, officers, directors, shareholders, partners, managers, members, employees, principals, agents, attorneys, legal representatives, successors and assigns of and from all, and all manner of action and actions, cause and cause of action, claims, suits, debts, damages, judgments, executions, agreements, contracts, or demands of any kind or make whatsoever, arising out of or in connection with the 2006 Agreement, whether sounding in contract, tort or otherwise, and whether arising in law or equity, and any claims for attorneys fees, interest or otherwise, which any of the Releasors ever had, now have, or could have, whether know or unknown, on account of, or in any way related to the 2006 Agreement and in each such case, to the extent arising from or relating to actions or inactions that took place or did not take place prior to the date of this Agreement (the "Released Liabilities"). Notwithstanding the foregoing, this release shall not be construed to impair a party's right to enforce the provisions of this Agreement and/or the Ancilliary Documents, including without limitation, the rights of the party to obtain indemnification as provided in this Agreement and/or the Ancilliary Documents. Each party represents and warrants to the other party that such party has not heretofore assigned or transferred, or purported to assign or transfer, or otherwise disposed of (as collateral or otherwise) any right, title or interest in or to any or any interest therein to any other individual or entity, any claim, demand, liability, action or cause of action herein released. As used in this Section 6.05, "parties" shall be deemed to include Dato and Ullman, in their individual capacities.

6.06     Resignations.

(a) Dato hereby resigns from any and all positions that Dato may hold as an officer, director, manager, member, partner, employee or other position of China Direct or any Affiliate of China Direct, as the case may be, effective as of the date hereof.

(b) Ullman and each other appointee of China Direct under the Operating Agreement hereby resigns from any and all positions that Ullman and such other party may hold as an officer, director, manager, member, partner, employee or other position of the Company or any Affiliate of the Company, as the case may be, effective as of the date hereof. China Direct shall use its best efforts to obtain written resignations of all persons not party to this Agreement.

6.07 Board Compensation. Dato agrees and acknowledges that all compensation due and payable to him for his service as a member of the board of directors of China Direct has been satisfied in full by China Direct; such compensation has been satisfied and paid in full to Dato by reducing the amount of the principal amount due under the 2007 Promissory Note to $225,560.

                                   ARTICLE 7
                               GENERAL PROVISIONS

7.01 Expenses. Each party shall pay its own expenses (including legal and accounting costs and expenses) in connection with the negotiation, preparation and consummation of this Agreement and the Ancillary Documents, and the transactions contemplated hereby and thereby.

7.02 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

7.03 Headings. Article and Section headings used in this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

7.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by certified mail (return receipt requested) or by courier (with proof of delivery and charges prepaid), to the parties at the following address (or at such other address for a party as shall be specified by like notice), or if sent by telecopy to the parties at the following telecopy numbers:

                           If to China Direct:

                                    China Direct Trading Corporation
                                    10400 Griffin Road #109
                                    Cooper City, Florida 33328
                                    Attention:  President

                           If to Dato or the Company:

                                    2722 North University Drive
                                    Coral Springs, Florida 33065

7.05 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors of the parties hereto, and by the successors, heirs, executors and personal representatives of Dato.

7.06 Entire Agreement. This Agreement, including any agreements set forth as an annex to any such agreements, constitute the entire agreement between the parties hereto and supersede all prior agreements and understandings, both written and oral, with respect to the subject matter hereof.

7.07 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile signature), each of which shall be considered an original, but all of which together shall constitute the same instrument.

7.08 Amendment; Assignment. This Agreement may be amended only by an instrument in writing signed by or on behalf of each of they parties sought to be bound by such amendment. This Agreement may not be assigned without the written consent of the other parties hereto.

7.09 Public Announcements. The: parties hereto shall mutually agree in advance on the form, timing and contents of any public announcements concerning the transactions contemplated hereby, subject to the requirement that nothing herein shall be construed to prevent China Direct from making any such disclosure that is reasonably determined by China Direct's outside legal counsel in writing to be required for China Direct to comply with its obligations under the Exchange Act or other applicable law.

7.10 Gender, Etc. Whenever the context may require, any pronouns used herein shall be deemed to refer to the masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural, and vice versa. Whenever used herein, the terms "include," "includes" and "including" shall mean to include without limitation.

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

7.11 Severability. Should one or more of the provisions of this Agreement or the Ancillary Documents be determined by a court of law to be illegal or unenforceable, the other provisions nevertheless will remain effective and will be enforceable.



                         [SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.


                                   CHINA DIRECT TRADING CORPORATION


                                   By:   /s/
                                      -----------------------------------------
                                   Name:     Howard Ullman
                                   Title:  President


                                   ULLMAN

                                        /s/
                                      -----------------------------------------
                                   Howard Ullman, individually


                                   DATO

                                         /s/
                                      -----------------------------------------
                                   William Dato, individually



                                   COMPLETE POWER SOLUTIONS, LLC


                                   By:  /s/
                                      ------------------------------------------
                                   Name:     William Dato
                                   Title:  Manager


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